Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture is entered into as of September 16, 2011 (this “First Supplemental Indenture”), by and among Cumulus Media Holdings Inc., a Delaware corporation (the “Holdings”), Cumulus Media Inc., a Delaware Corporation (“CMI”), the other parties hereto, and U.S. Bank National Association, a banking corporation organized and existing under the laws of the United States (the “Trustee”), as Trustee, and as transfer agent, registrar, authentication agent and paying agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, CMI, the Guarantors named therein and the Trustee have heretofore executed and delivered an Indenture dated as of May 13, 2011 (as supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $610.0 million of 7.75% Senior Notes due 2019 of CMI (the “Notes”);

WHEREAS, CMI intends to transfer all or substantially all of its assets to Holdings pursuant to the Citadel Transaction and Section 3.21(a)(1) of the Indenture;

WHEREAS, Sections 3.21(a)(2) and 4.1(a)(2) of the Indenture provide that under specified circumstances Holdings shall execute and deliver to the Trustee a supplemental indenture pursuant to which Holdings shall expressly assume CMI’s obligations under the Indenture and the Notes on the terms and conditions set forth herein and under the Indenture;

WHEREAS, Sections 3.21(b)(1) and (2) of the Indenture provide that under specified circumstances CMI shall execute and deliver to the Trustee a supplemental indenture pursuant to which CMI shall unconditionally guarantee all of Holdings’ obligations under the Indenture and the Notes on the terms and conditions set forth herein and under the Indenture;

WHEREAS, as Section 4.1(a)(2) of the Indenture provides that under specified circumstances Holdings will assume by written agreement all of the obligations of CMI under the Registration Rights Agreement, Holdings shall simultaneously herewith enter into a “Joinder Agreement to Registration Rights Agreement” to effect such assumption;

WHEREAS, Section 4.1(a)(5) of the Indenture provides that under specified circumstances each Guarantor shall by supplemental indenture confirm that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.1 of the Indenture, Holdings, CMI and the Trustee are authorized to execute and deliver this First Supplemental Indenture without consent of the Holders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this First Supplemental Indenture, terms defined in the Indenture are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

REPRESENTATIONS; AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1 Representations. Each of CMI, Holdings and the other Guarantors represents and warrants to the Trustee as follows:

(i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii) The execution, delivery and performance by it of this First Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action on its part.

SECTION 2.2 Assumption; Agreement to be Bound; Confirmation.

(i) Pursuant to Sections 3.21(a)(2) and 4.1(a)(2) of the Indenture, Holdings hereby assumes all of the obligations of CMI under the Indenture and the Notes and shall, for all purposes under the Indenture and the Notes, be substituted for CMI as the Issuer, with the same effect as if it had been named in the Indenture as the Issuer. CMI shall be relieved of any obligations under the Indenture and the Notes as the original Issuer of the Notes and Holdings shall be relieved of any obligations under the Indenture and the Notes as a Guarantor.

(ii) Pursuant to Sections 3.21(b)(1) and (2) of the Indenture, CMI hereby becomes a party to the Indenture as a Guarantor only and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. CMI agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(iii) Pursuant to Section 4.1(a)(5) of the Indenture, each other Guarantor hereby confirms that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement.

SECTION 2.3 Guarantee. Pursuant to Sections 3.21(b)(1) and (2) of the Indenture, CMI agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior unsecured basis, including without limitation to waive and not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings or any Restricted Subsidiary as a result of any payment by CMI under its Guarantee until payment in full of obligations under the Indenture.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Notices. All notices and other communications to Holdings, as Issuer, and to CMI, as a Guarantor, shall be given as provided in the Indenture.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this First Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the Sections in this First Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CUMULUS MEDIA HOLDINGS INC.

By:	/s/ Joseph P. Hannan
	Name:	Joseph P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

CUMULUS MEDIA INC.

By:	/s/ Joseph P. Hannan
	Name:	Joseph P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

BROADCAST SOFTWARE INTERNATIONAL INC.

By:	/s/ Joseph P. Hannan
	Name:	Joseph P. Hannan
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

CADET MERGER CORPORATION

By:	/s/ Joseph P. Hannan
	Name:	Joseph P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

CUMULUS BROADCASTING LLC

By:	/s/ Joseph P. Hannan
	Name:	Joseph P. Hannan
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to First Supplemental Indenture]

CATALYST MEDIA, INC.

By:	/s/ Joseph P. Hannan
	Name:	Joseph P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee, Transfer Agent, Registrar, Authentication Agent and Paying Agent

By:	/s/ William B. Echols
	Name:	William B. Echols
	Title:	Vice President

[Signature Page to First Supplemental Indenture]